Exhibit 5.3

CONSENT OF MARTIN WAFFRON, P.ENG.

In connection with Pan American Silver Corp.’s registration statement on Form F-10, dated January 13th, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Martin Waffron, hereby consent to references to my name and to its involvement in the preparation of the following technical reports entitled:

1. a technical report entitled “Technical Report for the Quiruvilca Property, La Libertad, Peru” dated effective July 31, 2007 relating to the Quiruvilca property;

2. a technical report entitled “43-101 Technical Report – Huaron Property, Cerro de Pasco, Peru” dated effective December 31, 2006 relating to the Huaron property;

3. a technical report entitled “Technical Report for the La Colorada Property, Zacatecas, Mexico” dated effective September 30, 2007 relating to the La Colorada property;

4. a technical report entitled “Feasibility Study Volume I – NI 43-101 Technical Report for Alamo Dorado Project, Alamos, Sonora, Mexico” dated March 31, 2005 relating to the Alamo Dorado property;

5. a technical report entitled “Technical Report for the San Vincente Mine Expansion Project, Potosi Bolivia” dated effective June 6, 2007 relating to the San Vincente property; and

6. a technical report entitled “Morococha Property Technical Report, Yauli Province, Peru” dated effective December 30, 2007 relating to the Morococha property

(together, the “Technical Information”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Dated this 13th day of January, 2009.

/s/ Martin Wafforn
Martin Waffron, P. Eng.